ISSUER FREE WRITING PROSPECTUS

Dated March 12, 2013

Filed Pursuant to Rule 433

Registration No. 333-164777

CLARION PARTNERS PROPERTY TRUST INC.

FREE WRITING PROSPECTUS

Clarion Partners Property Trust Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on February 8, 2010, and the registration statement became effective on May 16, 2011.  This communication relates to such offering.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The current prospectus, dated April 23, 2012, and the supplements thereto, are available on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1476886/000104746912004654/a2209060z424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465912036434/a12-8836_3424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465912056928/a12-13968_3424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465912070508/a12-24397_2424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465912076681/a12-26725_1424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465912077741/a12-20089_3424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465912081506/a12-28440_1424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465913000274/a13-2037_1424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000104746913000363/a2212504zposam.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465913006726/a13-4190_1424b3.htm

http://www.sec.gov/Archives/edgar/data/1476886/000110465913017103/a13-6666_1424b3.htm

The Company issued the following press release on March 12, 2013:

CLARION PARTNERS PROPERTY TRUST ANNOUNCES
CASH DISTRIBUTIONS

NEW YORK, (March 12, 2013) — Clarion Partners Property Trust Inc. (CPPT), a daily net asset value non-exchange-traded real estate investment vehicle sponsored by Clarion Partners, LLC, announced today the declaration of cash distributions on its common stock for the first quarter of 2013.

On March 7, 2013, the Board of Directors of CPPT authorized cash distributions of $0.1398 on each outstanding Class W share of common stock and $0.1398 on each outstanding Class A share of common stock (less class-specific expenses incurred during the distribution period that are allocable to each Class A share) for stockholders of record on March 28, 2013.   Each distribution equates to an annualized yield of 5.5% (before class-specific expenses on the Class A shares) assuming a share price of $10.17 (the initial offering price of $10 per share plus property appreciation per share).  The distributions are for the period commencing on January 1, 2013 and ending on March 31, 2013, and are payable on April 1, 2013.

About Clarion Partners Property Trust Inc.

CPPT targets investments in income-producing properties with established cash flow and the potential for value appreciation.  CPPT’s focus is on diversified, core real estate assets in the U.S., selected from the industrial, retail, office, hospitality and multifamily residential sectors.  CPPT intends to qualify as a real estate investment trust.

Clarion Partners, LLC is the sponsor of CPPT.  For more information, visit CPPT’s website at www.clarionpartnerstrust.com.

About Clarion Partners, LLC

Clarion Partners, LLC is a leading real estate investment manager with more than 30 years of experience managing real estate portfolios for U.S. pension funds and other institutional clients.  Clarion Partners currently has over $27 billion in total assets under management and is headquartered in New York, NY.

Press Contact: Mike MacMillan/Chris Sullivan,

MacMillan Communications (212) 473-4442, mike@macmillancom.com

Suzanne Franks, Clarion Partners (212) 883-2538, suzanne.franks@clarionpartners.com

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Important Notice

Clarion Partners Property Trust Inc. is a publicly registered, non-traded real estate investment program sponsored by Clarion Partners, LLC.  Additional information about Clarion Partners Property Trust Inc. can be found on their website at www.clarionpartnerstrust.com.

Clarion Partners Property Trust Inc. filed a registration statement on Form S-11 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) on February 8, 2010 in connection with its initial public offering, and the registration statement became effective on May 16, 2011.  The current prospectus dated April 23, 2012, is available on the SEC’s website at http://www.sec.gov/Archives/edgar/data/1476886/000104746912004654/a2209060z424b3.htm.

This communication is not an offer to sell, or a solicitation of offers to buy, securities.  Prospective investors must read Clarion Partners Property Trust Inc.’s prospectus before making an investment decision.